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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Hewlett-Packard Company and the Proxy Statement of VeriFone, Inc. for the registration of shares of Hewlett-Packard Company's common stock and to the incorporation by reference therein of our reports dated January 17, 1997, with respect to the consolidated financial statements of VeriFone, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
May 21, 1997